Exhibit 99A

CACI Completes Acquisition of

Information Systems Support, Inc.

Updates FY06 Guidance

Arlington, Va., March 1, 2006 – CACI International Inc (NYSE: CAI) announced today that it has completed its transaction to purchase substantially all of the assets of Information Systems Support, Inc. (ISS).

ISS is an award-winning and ISO:9001-certified information technology solutions provider primarily to the U.S. Government. Headquartered in Gaithersburg, Maryland, ISS offers solutions in three main service areas: information technology, communications, and logistics. ISS currently has approximately 1,000 employees, more than 70 percent of whom hold Secret or higher clearances, serving major clients such as the U.S. Army, Navy, Air Force, other Defense Department agencies, and federal civilian agencies such as the Departments of Justice and Transportation, the General Services and Social Security Administrations, and the Library of Congress.

Paul Cofoni, CACI’s President of U.S. Operations, said, “CACI welcomes the Information Systems Support team. The professionals from ISS bring outstanding expertise and top security clearances that are in great demand in today’s market. They also give us new clients, complementary to our customer base, who have increasing requirements, priority funding, and new locations targeted for expansion.”

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, “CACI’s acquisition of Information Systems Support, Inc. enables us to broaden our presence in vital, high-growth areas of the U.S. national security market. The ISS team is a great fit with CACI’s client-centered corporate culture, and increases our ability to meet strategic goals going forward. The acquisition reflects our robust mergers and acquisitions program, which combines with positive organic growth and increased contract awards to help us continue to grow and deliver high shareholder returns.”

CACI Guidance

On January 25, 2006, CACI issued guidance that included projections for the acquisition of ISS with the assumption that it would be effective February 1, 2006. Due to the loss on January 30th of a recompetition of a significant contract by ISS, CACI delayed the closing of the transaction and renegotiated the purchase price. With today’s closing, the Company has lowered its original projections for ISS’s contribution to reflect the delay in completing the transaction and the impact of the lost recompete. Projected revenue for the remaining quarters and all of FY06, and projected earnings per share shown with and without stock option expense, are as follows:

(In millions except for earnings per share)	3rd Quarter	4th Quarter	Total Year
Revenue	$445 - $455	$497 - $507	$1,785 - $1,805
Diluted earnings per share, exclusive of effect of stock option expense	$0.72 - $0.75	$0.75 - $0.80	$2.97 - $3.05
Stock option expense	$(0.04)	$(0.04)	$(0.24)
Diluted earnings per share, inclusive of effect of stock option expense	$0.68 - $0.71	$0.71 - $0.76	$2.73 - $2.81
Diluted weighted average shares	31.0	31.1	31.0

The total stock compensation expense, which includes both the expense of stock options as shown above and the expense of restricted stock units granted by the Company, is a non-cash expense that has no effect on the Company’s total cash flow.

This guidance represents our views as of March 1, 2006. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our recent filings with the Securities and Exchange Commission.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; and (iv) expensing of stock options; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For investor information contact:	For other information contact:
David Dragics, Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com